Exhibit 8.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
April 1, 2010	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
BRE Properties, Inc.	London	Singapore
525 Market Street, 4th Floor	Los Angeles	Tokyo
San Francisco, California 94105	Madrid	Washington, D.C.
Milan

Re: BRE Properties, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to BRE Properties, Inc., a Maryland corporation (the “Company”), in connection with its filing of (i) a registration statement on Form S-3 dated November 8, 2007 (File No. 333-147238) (as amended, and together with the documents incorporated by reference therein, the “Registration Statement”); (ii) a prospectus dated November 8, 2007 (the “Base Prospectus”); (iii) a preliminary prospectus supplement dated March 31, 2010 (the “Preliminary Prospectus Supplement”); and (iv) a final prospectus supplement dated April 1, 2010 (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), in each case, as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement, the Preliminary Prospectus Supplement and Prospectus concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”). With your permission, we have assumed that the conclusion reached in the opinion of Ballard Spahr LLP, counsel for the Company, dated as of the date hereof, with respect to certain matters of Maryland law is correct and accurate.

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which

April 1, 2010

are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that:

1.	Commencing with its taxable year ending December 31, 1997, the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

2.	The statements set forth in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Supplemental United States Federal Income Tax Considerations,” insofar as they purport to describe or summarize certain provisions of the statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Preliminary Prospectus Supplement, the Prospectus or the Officer’s Certificate may affect the conclusions stated herein. As described in the Preliminary Prospectus Supplement and the Prospectus, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

This opinion is rendered only to you and is solely for your benefit in connection with the transaction described above. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our discretion, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

April 1, 2010

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission as of the date hereof, and to the reference to our firm name in the Preliminary Prospectus Supplement and the Prospectus under the captions “Supplemental United States Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP